EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

AMONG

EVOLUTION PAYROLL PROCESSING LLC,

USA PROCESSING, INC.

MARY VANWYK-FIANNACA AND FRANK FIANNACA

DATED EFFECTIVE AS OF

SEPTEMBER 30, 2021

i

ii

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated effective as of September 30, 2021 (the “Closing Date”), is entered into among EVOLUTION PAYROLL PROCESSING LLC, a Delaware limited liability company (“Buyer”), USA PROCESSING, INC., a New Jersey corporation doing business as USA Payroll (“Seller”), MARY VANWYK-FIANNACA, a New Jersey resident (“M. Fiannaca”) and FRANK FIANNACA, a New Jersey resident (“F. Fiannaca” and together with M. Fiannaca, the “Benefited Parties” and each a “Benefited Party”). Seller and the Benefited Parties are each a “Seller Party” and collectively the “Seller Parties.”

RECITALS

A.Seller provides payroll processing and other services to employers under and pursuant to licenses of Buyer’s Evolution software product and the Third Party Software (the “Payroll Accounts”).
B.Seller desires to discontinue providing services to the Payroll Accounts and desires to sell to Buyer its relationships with the Payroll Accounts and other assets of the Business set forth in this Agreement, and Buyer desires to purchase such assets from Seller, subject to the terms and conditions of this Agreement.
C.M. Fiannaca owns all of the outstanding stock of Seller and F. Fiannaca is her spouse.
D.The Benefited Parties are entering into this Agreement, the other Transaction Documents, and the consummation of the Transaction to, among other things, provide certain non-competition, non-solicitation, indemnity, and other assurances to Buyer as a material inducement for Buyer to enter into the Transaction. The Benefited Parties will personally benefit from this Transaction.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Revenue” means the twelve (12) month trailing revenue from payroll processing services, calculated in accordance with GAAP, except interest earned on amounts held in Custodial Accounts.

“Anti-Money Laundering Laws” means all applicable “know-your-customer,” and anti-money laundering rules and regulations, including the USA Patriot Act and the USA Freedom Act, including related requirements under federal and state money transmitter laws and payroll processing laws.

“Assignment and Amendment of Lease” has the meaning set forth in Section 2.3(a)(iv).

“Assumed Contracts” has the meaning set forth in Section 2.1(c)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.1(e).

“Asure” means Asure Software, Inc., a Delaware corporation and the indirect parent of Buyer.

“Asure Software Platform” means either of the software platforms that Asure uses to process payroll on behalf of its direct and indirect customers, which are known as Evolution or Mangrove.

“Balance Sheet” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Basket” has the meaning set forth in Section 7.3(b).

“Behavioral Information” means data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Benefited Parties” or “Benefited Party” has the meaning set forth in the Preamble.

“Benefit Plan” has the meaning set forth in Section 3.14(a).

“Bill of Sale and Assignment” has the meaning set forth in Section 2.3(a)(i).

“Bonus Amounts” means any and all bonus amounts and other amounts payable to employees as a result of the transactions contemplated hereby (including payments in respect of any phantom stock interests) that have been or should have been accrued for or are payable to the officers, governors, employees and consultants of Seller as of the Closing Date (including the employer portion of any employment taxes related to such Bonus Amounts).

“Business” means the business of the Seller as currently and historically operated with respect to the Payroll Accounts, including providing payroll processing software and services.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Relation” means the Existing Customers and any customer, vendor, licensor, lessor, referral partner or other business relation of the Buyer, its Affiliates or the Covered Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Cap” has the meaning set forth in Section 7.3(a).

“Cash Consideration” has the meaning set forth in Section 2.1(b).

“Charter Documents” means, with respect to any Person, as applicable, its certificate of organization, operating agreement or other organizational documents.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in the preamble.

“Closing Statement” has the meaning set forth in Section 2.5(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Business or affairs of Seller that is not generally available to the public and includes any and all information relating to the price and terms of this Agreement, Transaction Documents and related documents contemplated in this Agreement.

“Contingent Payment” means the payment to be made to Seller as calculated under and pursuant to Schedule 2.8(a) and due following the Measurement Period.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Business” means the business of Buyer and its Affiliates as currently and historically operated and conducted, including providing software and services in the areas of payroll processing services, payroll tax management, human resource management and consulting services, COBRA administration services, Section 125 administration services, web-based time and attendance management services and the other services typically provided by an administrative services organization.

“Covered Products” means the Evolution software platform owned by Buyer (known as “Evolution”) and licensed to Seller and the Third Party Software.

“CP Disputed Amounts” has the meaning set forth in Section 2.8(b)(iv).

“CP Resolution Period” has the meaning set forth in Section 2.8(b)(iii).

“CP Review Period” has the meaning set forth in Section 2.8(b)(ii).

“CP Undisputed Amounts” has the meaning set forth in Section 2.8(b)(iv).

“Current Customers” means all of Seller’s end user licensees as of the Effective Time for Covered Products and to the extent not an end user licensee, all Payroll Accounts. For the sake of clarity, Current Customers as of the Effective Time include all Persons listed as Current Customers on Schedule 5.2(a).

“Custodial Accounts” has the meaning set forth in Section 3.19.

“Customer Contracts” has the meaning set forth in Section 2.1(c)(ii).

“Data Privacy Laws” means: (i) all applicable international, federal, state, provincial and local laws, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Personal Information; (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security of Personal Information and any other applicable security standards, requirements, and assessment procedure; and (iii) applicable provisions of Seller’s privacy and information security policies, statements or notices, including those set forth in the Customer Contracts.

“Direct Claim” has the meaning set forth in Section 7.4(c).

“Disclosure Schedules” has the meaning in the preamble to Article III.

“Disputed Amounts” has the meaning set forth in Section 2.5(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means 11:59 p.m. on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.1(d).

“Excluded Liabilities” has the meaning set forth in Section 2.1(e).

“Excluded Losses” means (a) any Losses for which Seller Parties have indemnification obligations under Sections 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f), 7.2(g), 7.2(h) and 7.2(i); (b) any Losses for which Buyer has indemnification obligations under Sections 7.3(b), 7.3(c) and 7.3(d); (c) the breach of any Fundamental Representations; and (d) any Losses arising from or due to Fraud.

“Existing Customers” has the meaning set forth in Section 5.2(a).

“F. Fiannaca” has the meaning set forth in the Preamble.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means with respect to a Person, such Person’s criminal activity, intentional misconduct, intentional misrepresentation or common law fraud in each case with the specific intent to deceive and mislead by such Person.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.7, Section 3.8(h), Section 3.12(c), Section 3.19, Section 3.21, Section 3.22 and Section 3.24.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Independent Accounting Firm” has the meaning set forth in Section 2.5(b)(iv).

“Insurance Policies” has the meaning set forth in Section 3.10.

“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, reexaminations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Assignments” has the meaning set forth in Section 2.3(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 3.4(a).

“Knowledge” means, when used with respect to Seller, the actual knowledge of a Knowledge Party or knowledge obtained or that could be obtainable by any Knowledge Party, after due inquiry and reasonable investigation, and when used with respect to any of the Seller Parties personally, the actual knowledge or knowledge obtained or that could be obtained by such Seller Party, after due inquiry and reasonable investigation.

“Knowledge Party” means M. Fiannaca and Frank Fiannaca.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.7(b).

“Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether asserted or unasserted, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” means losses, Liabilities, damages, deficiencies, Actions, judgments, settlement payments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential or special damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Purchased Assets, the Assumed Contracts, the Current Customers, results of operations, condition or assets of Seller related to the provision of payroll services or Covered Products, or (b) the ability of Seller to consummate the transactions contemplated hereby.

“Material Customers” has the meaning set forth in Section 3.9(a).

“Material Suppliers” has the meaning set forth in Section 3.9(c).

“Measured Customers” means the Current Customers, the Potential Customers and the Referral Customers that are receiving payroll processing services from Buyer at any time during the period between the Closing Date and the Measurement Date; provided that any Other Customers that have not converted to an Asure Software Platform as of the Measurement Date shall not be considered a Measured Customer.

“Measurement Date” means September 30, 2022.

“Measurement Date Revenue” means the Annual Revenue for the Measured Customers as of the Measurement Date.

“M. Fiannaca” has the meaning set forth in the Preamble.

“Minimum Cash” means an aggregate amount of cash equal to $250,000.00.

“Multiemployer Plan” has the meaning set forth in Section 3.14(c).

“Non-Customer Contracts” has the meaning set forth in Section 2.1(c)(ii).

“ordinary course of business” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Other Customers” means those Current Customers for whom Seller is processing payroll and other services using the Third Party Software.

“Parties” means Buyer and the Seller Parties.

“Payroll Accounts” has the meaning set forth in Recital A.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in connection with the provision of payroll services.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means information and data concerning an identified or identifiable natural Person, including, without limitation, any information specifically defined or identified in any privacy policy of Seller as “personal information,” “personally identifiable information,” or “PII” and includes information such as (i) an individual’s name, signature, address, telephone number, social security number or other identification number; (ii) passwords, PINs, biometric data, unique identification numbers, answers to security questions and other similar forms of personal identifiers, (iii) any non-public personal information such as health information, and (iv) other sensitive personal information. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Post-Closing Adjustment” means an amount equal to Seller Final Working Capital minus Seller Estimated Closing Working Capital.

“Potential Customer” means a Person (or such Person’s Affiliates) with whom Seller has, within one year prior to the Effective Time, had direct communication regarding such Person becoming a customer of the Business. For the sake of clarity, “Potential Customer” at the Effective Time includes all Persons listed as a Potential Customer on Schedule 5.2(a).

“Privacy Laws and Requirements” has the meaning set forth in Section 3.8(h).

“Private Information” has the meaning set forth in Section 3.8(h).

“Prohibited Business” means those industries set forth on Schedule 1.0PB.

“Promissory Note” means that certain Subordinated Promissory Note of even date herewith in the original principal amount of $4,350,000.00 and representing a portion of the Purchase Price.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchased Assets” has the meaning set forth in Section 2.1(c).

“Qualified Benefit Plan” has the meaning set forth in Section 3.14(c).

“Referral Customers” mean customers of Buyer’s payroll processing or related services (i) identified by the Referral Partners listed on Schedule 1.0RC or (ii) referred by the Current Customers (including any successors or Affiliates of the Current Customers that become customers of Buyer) after the Closing Date and on or before the Measurement Date.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.5(b)(iii).

“Restricted Period” means that period beginning on the Closing Date and ending on the later of (a) five (5) years from the Closing Date, or (b) two (2) years after the date that a Benefited Party’s employment or consulting relationship with Buyer ends.

“Review Period” has the meaning set forth in Section 2.5(b)(ii).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Working Capital Certificate” has the meaning set forth in Section 2.5(a).

“Seller Estimated Closing Working Capital” has the meaning set forth in Section 2.5(a).

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller Intellectual Property” means all Intellectual Property owned by Seller.

“Seller IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Seller is a party, beneficiary or otherwise bound.

“Seller IP Registrations” means all Seller Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Seller Party” and “Seller Parties” has the meaning set forth in the preamble.

“Seller Target Working Capital” means $300,000.00.

“Seller Trade Secrets” has the meaning set forth in Section 3.8(e).

“Settlement Statement” has the meaning set forth in Section 2.8(b)(i).

“Standard Terms and Conditions” has the meaning set forth in Section 3.9(d).

“Statement of CP Objections” has the meaning set forth in Section 2.8(b)(iii).

“Statement of Objections” has the meaning set forth in Section 2.5(b)(iii).

“Stock Consideration” means 522,875 shares of Asure’s common stock (which shall be subject to restrictions under Rule 144 and other applicable securities laws) to be issued to Seller, which the Parties have agreed have, as of the Closing Date, an aggregate value of $4,800,000.

“Tangible Personal Property” has the meaning set forth in Section 2.1(c)(iv).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Act” means the failure of any third party vendor or supplier to perform in accordance with the terms and conditions of its Contract with Seller, whose services Seller reasonably relies upon in the performance of the Transition Services.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Software” means the payroll processing software program licensed to Seller by any Person other than Asure or its Affiliates.

“Trademark Agreement” has the meaning set forth in Section 2.3(a)(xii).

“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Transition Services Agreement and any other document executed and delivered by either Party pursuant to the terms or otherwise in connection with the closing of the Transaction.

“Transferred Employees” has the meaning set forth in Section 5.6(a).

“Transition Services Agreement” has the meaning set forth in Section 2.3(a)(xi).

“Undisputed Amounts” has the meaning set forth in Section 2.5(b)(iv).

“Union” has the meaning set forth in Section 3.15(b).

“Working Capital” means, with respect to Seller, its current assets (including cash or cash equivalents, accounts receivable and any pre-paid Liabilities for which Buyer will reap the benefits post-Closing) less its current Liabilities (excluding any items constituting Indebtedness, Selling Expenses or Bonus Amounts), in each case as of the Effective Time, and calculated in accordance with GAAP. For this purpose, any paid time off, sick leave or vacation accrual that is assumed by Buyer in connection with the Transaction shall be deemed a current Liability.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1    Purchase and Sale.

a.On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase from Seller, all of its right, title and interest into the Assumed Contracts and the Purchased Assets, for an aggregate purchase price of $24,150,000.00, payable as provided in this Agreement (the “Purchase Price”), but subject to adjustment as provided in Sections 2.5 and 2.8.

b.At the Closing, Buyer shall make the following payments to Seller as and for the Purchase Price: (i) an amount equal to $15,000,000.00 (the “Cash Consideration”), payable as set forth below in Section 2.3(b)(i); and (ii) $4,350,000.00 by delivery of the Promissory Note, duly executed by Buyer. Also, at the Closing, Buyer shall deliver to Seller the Stock Consideration on behalf of Asure.

c.For purpose of this Agreement, the “Purchased Assets” means and includes all of the following:

i.All customer lists for payroll processing services, including customer contact information, and all historical and other operational data related to the Current Customers and the payroll processing services Seller provided to such Current Customers since the first date Seller provided such services;

ii.All rights and benefits that Seller may have under the Contracts listed on Schedule 2.1(c)(ii) (the “Customer Contracts”); and such other ancillary agreements and all other non-material Contracts not listed on Schedule 2.1(c)(ii), but entered into in the ordinary course of business consistent with past practice and custom and related to the provision of payroll services that Buyer has specifically agreed to assume, including any restrictive covenant, confidentiality, noncompetition, nonsolicitation or other similar agreements signed by employees (including Transferred Employees) of the Company (the “Non-Customer Contracts” and together with the Customer Contracts, the “Assumed Contracts”);

iii.The Minimum Cash, all accounts receivable and all other current assets necessary to satisfy Seller Target Working Capital;

iv.All machinery and equipment, tools, office equipment, computer equipment, hardware, supplies and other tangible personal property (collectively, the “Tangible Personal Property”), including without limitation, those items set forth on Schedule 2.1(c)(iv);

v.All goodwill and going concern value of the payroll processing services provided by Seller with respect to the Business, including, but not limited to, Current Customer relationships, and related data pertaining to the services and the relationships;

vi.Those other assets related to Seller’s provision of payroll services, including all software set forth on Schedule 2.1(c)(vi).

d.Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, it is understood that the following assets shall be specifically excluded from the Transaction (the “Excluded Assets”):

i.All cash, cash equivalents and marketable securities (investments in stocks, bonds and mutual funds) on hand or on deposit with any financial institution, except the Minimum Cash and other cash to the extent necessary to satisfy Seller Target Working Capital;

ii.All equipment, software and other fixed or intangible assets used in the provision of payroll services that are not specifically identified in Section 2.1(c) of this Agreement;

iii.The rights and obligations under any Contracts that are not Assumed Contracts; and

iv.All assets that are not related to the Payroll Accounts or reasonably required for Buyer to service the Payroll Accounts.

e.Assumed Liabilities. At the Closing, Buyer shall assume the following obligations of Seller (collectively the “Assumed Liabilities”), subject to the Transition Services Agreement, performance, after the Closing Date, of all Assumed Contracts solely to the extent the liability or obligation arises in connection with events or conditions that occur, or are to be performed, after the Effective Time. Notwithstanding the foregoing, Buyer shall not assume (A) any liabilities or obligations arising out of any breach prior to or on the Effective Time by Seller of any provision of any Assumed Contract and (B) any late penalties arising prior to or on the Effective Time. Buyer shall assume no other liabilities or obligations of Seller, other than the Assumed Liabilities. Buyer shall not be or become liable for any claims, demands, liabilities or obligations, other than the Assumed Liabilities and Buyer shall purchase the Purchased Assets free and clear of all Encumbrances, except for the Assumed Liabilities. The liabilities and obligations retained by Seller shall be referred to as the “Excluded Liabilities” and shall include all Liabilities of Seller arising from, or in connection with, the Current Customers, the Assumed Contracts, the use or ownership of the Purchased Assets by Seller or the operation of the business of Seller, including the provision of payroll processing service prior to the Closing Date, together will all continuing business activities of Seller after the Closing Date, including, without limitation, any such Liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to or after the Closing, of any federal, state or local Law, including in connection with the maintenance and operation of Custodial Accounts or the Data Privacy Laws. The Excluded Liabilities shall further include, without limitation, (a) all Liabilities and obligations relating to the Excluded Assets; (b) all Taxes concerning or relating to Seller arising out of or resulting from the sale, transfer, assignment, conveyance and delivery of the Purchased Assets or the Assumed Contracts pursuant to this Agreement; (c) all Taxes imposed on, collected by or withheld with respect to, or in any way related to (i) Seller, (ii) the Purchased Assets or (iii) the Assumed Contracts with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (d) all Liabilities and obligations to any employees of Seller not specifically assumed by Buyer; and (e) all Liabilities and obligations of Seller under any contract, lease, instrument or other agreement (verbal or written) to which Seller is a party or by which Seller is bound not specifically assumed by Buyer, or any amounts due arising out of the termination thereof.

2.2    Closing. The closing of the transactions set forth in this Agreement (the “Closing”) shall take place at a time coincident with the execution of this Agreement by the delivery of the closing deliverables set forth in Section 2.3 in such manner and at such time as mutually agreed to by the Parties.

2.3    Closing Deliverables.

a.By Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

i.a bill of sale and assignment agreement, which includes an assignment and assumption of the Assumed Liabilities (the “Bill of Sale and Assignment”), duly executed by Seller, conveying free, clear and unencumbered title to the Purchased Assets to Buyer, along with any separate assignments of Assigned Contracts, if required;

ii.an acknowledgment of the Promissory Note duly executed by Seller;

iii.such documents of assignment and transfer (the “Intellectual Property Assignments”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to any of the Seller Intellectual Property, if any, to Buyer;

iv.an assignment and amendment of the lease agreement (the “Assignment and Amendment of Lease Agreement”) for the Leased Real Property, in such form and upon such terms as mutually agreed to between Buyer and Vanfia, LLC;

v.a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent Seller is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

vi.a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

vii.a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller is organized and each jurisdiction where Seller is authorized to provide payroll processing services;

viii.a certified copy of Seller’s certificate of incorporation or other similar formation document from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller is organized;

ix.payoff letters, in forms reasonably satisfactory to Buyer, with respect to the payoff amounts as of the Closing Date for the Indebtedness identified on Schedule 2.3(a)(ix), and releases of any liens granted in connection with such Indebtedness held by third parties, indicating that, upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Liens and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code termination statements necessary to release of record its Liens and other security interest in, the assets, properties and securities of Seller;

x.the approvals, consents and waivers set forth on Schedule 2.3(a)(x), duly executed by the Persons indicated thereon;

xi.a transition services agreement in the form mutually agreed to by Seller and Buyer; duly executed by Seller (the “Transition Services Agreement”);

xii.a termination of the trademark agreement related to the trademark, USA Payrolls (the “Trademark Agreement”);

xiii.certificates of insurance, naming Buyer and its affiliates as an additional insured for purposes of errors and omission and general commercial liability coverage;

xiv.such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement; and

xv.possession of the Purchased Assets.

b.By Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

i.the Cash Consideration to Seller by wire transfer of immediately available funds to an account designated in writing by such Seller;

ii.the Promissory Note duly executed by Buyer;

iii.evidence reasonably satisfactory to Seller that the Asure Shares issued to Seller as the Stock Consideration have been duly and validly issued and that such Asure Shares have been approved for listing on the NASDAQ Stock Market, to the extent required;

iv.the Bill of Sale and Assignment, duly executed by Buyer;

v.the Assignment and Amendment of Lease, duly executed by Buyer;

vi.a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent Buyer is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

vii.a certificate of the Secretary of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; viii. the Transition Services Agreement, duly executed by Buyer;

viii.the Trademark Agreement, duly executed by Buyer; and

ix.such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4    Allocation of the Purchase Price. The Purchase Price, including all adjustments thereto, shall be allocated for all purposes among the Purchased Assets, the Assumed Contracts and the Assumed Liabilities, in accordance with Schedule 2.4. Buyer and Seller (a) agree to be bound, and to cause their respective Affiliates and shareholders to be bound, by such allocation, (b) shall act, and cause their respective Affiliates to act, in accordance with such allocation in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation. The Parties have agreed to allocate $100,000 to the restrictive covenants set forth in Section 5.2 of this Agreement.

2.5    Adjustment to Purchase Price.

a.Closing Adjustment. Seller has prepared and delivered to Buyer a statement executed by an authorized officer of Seller (the “Seller Closing Working Capital Certificate”), setting forth its good faith estimate of Seller’s Working Capital, including Minimum Cash, as of the Closing Date (the “Seller Estimated Closing Working Capital”), along with an itemized calculation of such Working Capital. The amount by which the Seller Target Working Capital exceeds the Seller Estimated Closing Working Capital shall reduce the Purchase Price and the face of the Promissory Note shall be reduced by the amount of the excess. The amount by which Seller Estimated Closing Working Capital exceeds Seller Target Working Capital shall increase the Purchase Price and the face of the Promissory Note shall be increased by the amount of such excess.

b.Post-Closing Adjustment.

i.Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement, certified by an authorized officer of Buyer, setting forth Seller Final Working Capital, along with a summary showing in reasonable detail each calculation (the “Closing Statement”).

ii.After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and its accountants shall have full access to the books and records of Seller, the personnel of, and work papers prepared by, Seller and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Seller.

iii.On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

iv.If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” with any amounts not so disputed being the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, as may be mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accounting Firm shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

v.The fees and expenses of the Independent Accounting Firm shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

c.Resolution of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, the face amount of the Promissory Note will be increased by the amount of the Post Closing Adjustment. If the Post-Closing Adjustment is a negative number, the face amount of the Promissory Note shall be decreased by such amount.

2.6    Adjustments for Tax Purposes. Any adjustments made pursuant to Sections 2.5 and 2.8 shall be treated as an adjustment to the Purchase Price by the Parties for tax purposes, unless otherwise required by Law.

2.7    Payoff of Indebtedness and Other Payables. At the Closing, Buyer shall pay, or cause to be paid, on behalf of Seller, the amounts of Indebtedness indicated in the payoff letters delivered pursuant to Section 2.3(a)(vii) and any other amounts specified by Seller in writing or otherwise determined by Buyer to be payable in connection with the Closing under this Agreement, in each case by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters or other written instructions.

2.8    Contingent Consideration.

a.General Right to Contingent Consideration. As additional consideration for the purchase of the Purchased Assets, Seller shall be entitled to a Contingent Payment calculated as set forth on Schedule 2.8(a).

b.Notice of Contingent Payment Calculation.

i.Within fifteen (15) Business Days following the Measurement Date, Buyer shall deliver to Seller a statement, certified by an authorized officer of the Buyer, setting forth the Measurement Date Revenue and Buyer’s calculation of the Contingent Payment, if any, along such financial information for the Measured Customers as is necessary to describe in reasonable detail such calculation (the “Settlement Statement”).

ii.After receipt of the Settlement Statement, Seller shall have ten (10) Business days (the “CP Review Period”) to review the Settlement Statement. During the CP Review Period, Seller and its accountants shall have reasonable access to the books and records of the Buyer, the personnel of, and work papers prepared by, the Buyer and/or its accountants to the extent that they relate to the Settlement Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Settlement Statement as Seller may reasonably request for the purpose of reviewing the Settlement Statement and to prepare a Statement of CP Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Seller.

iii.On or prior to the last day of the CP Review Period, Seller may object to the Settlement Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of CP Objections”). If Seller fails to deliver the Statement of CP Objections before the expiration of the CP Review Period, the Settlement Statement and the Contingent Payment, as the case may be, reflected in the Settlement Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of CP Objections before the expiration of the CP Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) Business Days after the delivery of the Statement of CP Objections (the “CP Resolution Period”), and, if the same are so resolved within the CP Resolution Period, the Contingent Payment and the Settlement Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

iv.If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of CP Objections before expiration of the CP Resolution Period, then any amounts remaining in dispute (the “CP Disputed Amounts,” with any amounts not so disputed being the “CP Undisputed Amounts”), shall be submitted for resolution to an Independent Accounting Firm, who, acting as experts and not arbitrators, shall resolve the CP Disputed Amounts only and make any adjustments to the Contingent Payment, as the case may be. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and their decision for each CP Disputed Amount must be within the range of values, if any, assigned to each such item in the Settlement Statement and the Statement of CP Objections, respectively. The Independent Accounting Firm shall make a determination as soon as practicable within thirty (30) Business Days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the CP Disputed Amounts and its adjustments to the Contingent Payment shall be conclusive and binding upon the Parties.

v.The fees and expenses of the Independent Accounting Firm shall be paid by Seller on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

vi.If the Contingent Payment is a positive number, the face amount of the Promissory Note will be increased by the amount of the Contingent Payment. If the Contingent Payment is a negative number, there shall be no Contingent Payment owed and no adjustment to the Promissory Note.

c.Subordination. THE CONTINGENT PAYMENT IS SUBORDINATE IN ALL RESPECTS TO THE SENIOR DEBT PURSUANT TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 3 OF THE PROMISSORY NOTE.

ARTICLE III
JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the schedules delivered to Buyer pursuant to this Agreement (the “Disclosure Schedules”), the Seller Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Closing Date and as of the Effective Time.

3.1    Organization and Qualification of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of New Jersey and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Seller is licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the provision of payroll services as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All such jurisdictions where Seller is licensed or qualified to provide payroll services are set forth on Schedule 3.1.

3.2    Authority. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and any Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Selling Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Selling Parties enforceable against the Selling Parties in accordance with its terms. When each Transaction Document to which Selling Parties are or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Selling Parties enforceable against them in accordance with its terms.

3.3    No Conflicts; Consents. The execution, delivery and performance by the Seller Parties of this Agreement and the Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (iii) require the consent, notice or other action by any Person under any Assumed Contract to which Seller is bound; (iv) result in the acceleration of or create in any party the right to accelerate, terminate or modify or cancel any Assumed Contract to which Seller is bound; or (v) result in the creation or imposition of any Encumbrance on any properties or assets of Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.4    Financial Statements.

a.Schedule 3.4(a) contains true, correct and complete copies of the following financial statements: the balance sheet of Seller dated August 31, 2021, and the statements of profit and loss of Seller for the eleven (11) month period ending August 31, 2021 (collectively, the “Interim Financial Statements”), and the balance sheets of Seller as of September 30, 2018, September 30, 2019 and September 30, 2020 and the related statements of profit and loss for the years then ended (the “Financial Statements”). Each of the Interim Financial Statements and the Financial Statements have been prepared in accordance with Seller’s standard accounting practices and methodology as described on Schedule 3.4(a), applied on a consistent basis throughout the period involved. The Interim Financial Statements and the Financial Statements are true and correct in all material respects and consistent with and were prepared in accordance with the books of account and other financial records of Seller and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of August 31, 2021 is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains accurate Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls and procedures, and Seller has not received written notification from any accountants, independent auditors or other consultants, or any Governmental Authority challenging the adequacy or requesting modification of such controls and procedures. Such controls and procedures provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of Seller’s financial statements and to maintain accountability for Seller’s assets; (iii) access to Seller’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Seller’s assets is compared with existing assets at regular intervals; and (v) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

b.Seller has established and adhered to a system of internal accounting controls appropriate for its size and the industry in which they operate which are designed to provide assurance regarding the reliability of financial reporting. Except as set forth on Schedule 3.4(b), to Seller’s Knowledge, there has never been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Seller, (ii) any Fraud or other wrongdoing that involves any of the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Seller and its Affiliates or (iii) any claim or allegation regarding any of the foregoing.

3.5    Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.5, since January 1, 2021, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Seller, any:

a.event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

b.termination of any Contract with any Customer for the provision of payroll services or the license of a Covered Product or receipt of notice from any Customer that it intends to terminate its Contract or relationship with Seller for the provision of payroll services or the license of a Covered Product;

c.incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

d.transfer, assignment, license, sale or other disposition of any of the Purchased Assets or cancellation of any debts or entitlements;

e.transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Seller Intellectual Property or Seller IP Agreements.

f.material damage, destruction or loss (whether or not covered by insurance) to its property;

g.acceleration, termination, material modification to or cancellation of any Assumed Contract to which Seller is a party or by which it is bound;

h.imposition of any Encumbrance upon any of Seller’s properties, stock or assets, tangible or intangible;

i.(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, governors, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, governor, director, independent contractor or consultant;

j.adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, governor, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

k.adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

l.purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), or purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

m.any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.6    Assumed Contracts. Schedule 3.6 contains a complete and correct list of (a) all Assumed Contracts and (b) the name of the third party customer and the revenues from each such customer for the calendar year 2020 and for the first eight months of 2021. Schedule 3.6 was prepared in good faith, is true and correct in all material respects and is consistent with Seller’s books and records and historical practices. The Assumed Contracts include all of the Contracts used or entered into in connection with the payroll processing services provided by Seller to Current Customers. All of the Assumed Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms and no such Contract is subject to any claim, charge, set-off or defense, and no event has occurred or circumstance exists that would give any Person (including Seller) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Assumed Contract. There are no pending renegotiations of any of the Assumed Contracts. No Assumed Contract is subject to termination, modification (including any changes, modification or alterations of any of the terms of any Assumed Contract arising by the operation of any provisions of any such Assumed Contract) or acceleration as a result of the consummation of the transaction contemplated under this Agreement. Except as set forth on Schedule 3.9(a), no party to any Assumed Contract has informed Seller that it intends to terminate or cancel the Assumed Contract after Closing.

3.7    Title to Assets; Real Property.

a.Seller has good and valid title to the Purchased Assets or a valid leasehold interest therein, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or as disclosed on Schedule 3.7(a). All Purchased Assets (including leasehold interests) are free and clear of Encumbrances.

b.Seller does not own any real property. Schedule 3.7(b) lists: (i) the street address of each location where Seller operates the Business; (ii) if such property is leased or subleased by Seller, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property (collectively the “Leased Real Property”). With respect to Leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Leased Real Property. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than Seller. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

c.The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property of Seller are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Seller, together with all other properties and assets of Seller, are sufficient for the continued conduct of the Business of Seller after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.8    Intellectual Property.

a.Schedule 3.8(a) lists all (i) Seller IP Registrations and (ii) Seller Intellectual Property, including software, that are not registered but that are material to Seller’s Business or operations. All required filings and fees related to Seller IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Seller IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Seller IP Registrations.

b.Schedule 3.8(b) lists all Seller IP Agreements. Seller has provided Buyer with true and complete copies of all such Seller IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Seller IP Agreement is valid and binding on Seller, in accordance with its terms and is in full force and effect. Seller is not in breach of or default under (or is alleged to be in breach of or default under), nor has Seller provided or received any notice of breach or default of or any intention to terminate, any Seller IP Agreement. No other party to any Seller IP Agreement is, to Seller’s Knowledge, in breach of or default thereunder (or is alleged to be in breach of or default thereunder).

c.Seller is the sole and exclusive legal and beneficial, and with respect to Seller IP Registrations, record, owner of all right, title and interest in and to Seller Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current Business or operations of Seller, free and clear of Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in Seller Intellectual Property; and (ii) acknowledge Seller’s exclusive ownership of all Seller Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements.

d.The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Seller’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or operations of Seller as currently conducted.

e.Seller’s rights in the Seller Intellectual Property are valid, subsisting and enforceable. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned by Seller or used or held for use by Seller (the “Seller Trade Secrets”), including, without limitation, requiring each employee and consultant of Seller and any other Person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Knowledge of Seller, there has not been any breach by any party to such confidentiality agreements. All employees and consultants of Seller have executed confidentiality agreements substantially in the form provided to Buyer and such confidentiality agreements are valid and binding on each employee and consultant, enforceable in accordance with its terms and of full force and effect.

f.The conduct of the Business as currently and formerly conducted, and the products, processes and services of Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Seller Intellectual Property.

g.There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or dilution of any Seller Intellectual Property; (ii) challenging the validity, enforceability, registrability or ownership of any Seller Intellectual Property or Seller’s rights with respect to any Seller Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Seller Intellectual Property. Seller is not subject to any outstanding or prospective Governmental Order

(including any motion or petition therefor) that does or would restrict or impair the use of any Seller Intellectual Property.

h.Seller and, to Seller’s Knowledge, all third parties acting on behalf of Seller that have or have had access to Personal Information or Behavioral Information (collectively, “Private Information”) collected by or on behalf of Seller, comply, and have always complied, with all (i) contractual obligations internal and public-facing privacy and/or security policies of Seller, (ii) public statements that Seller has made regarding their respective privacy and/or data security policies or practices, (iii) rules of applicable self-regulatory organizations, (iv) the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands; (v) applicable published industry standards (collectively, “Privacy Laws and Requirements”) relating to (A) the privacy of users of Seller’s web properties, products and/or services; (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Private Information collected or used by each of Seller and/or by third parties having access to such information; and (C) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means. The execution, delivery and performance of this Agreement complies with all Privacy Laws and Requirements. Seller maintains privacy policies that describe its respective policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Private Information. True and correct copies of all such privacy policies have been made available to Buyer. Each such privacy policy and all materials distributed or marketed by Seller have at all times included all information and made all disclosures to users or customers required by all Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements. There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, any Seller Party by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Private Information. Seller has at all times taken all steps reasonably necessary (including encrypting data before it is transmitted and implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect Private Information against loss and against unauthorized access, use, modification, disclosure or other misuse. To Seller’s Knowledge, there has been no unauthorized access to, disclosure of and/or other misuse of any Private Information nor has there been any breach in security of any of the information systems used to store or otherwise process any Private Information.

i.Schedule 3.8(i) describes the physical security measures that Seller uses to protect the unauthorized use and disclosure of Private Information. Seller has, at all times, been in compliance with all such physical security measures.

j.Seller is a “business associate” as defined in 45 CFR §160.103 and Schedule 3.8(j) sets forth all parties for whom Seller entered any Contract with any Person designating Seller as a “business associate.” Seller has provided Buyer with copies of all Contracts designating Seller as a “business associate.”

k.Seller has handled, maintained, processed and used Private Information only in connection with the provisions of services to a customer and, in each such case, only in compliance with the instructions of the customer.

l.Seller has written policies related to information security. Seller has delivered copies of the information security policies to Buyer. Seller is in compliance with the information security policies and has maintained an incident handling program to handle any security breaches. Schedule

3.8(l) sets forth all incidences of security breaches with respect to the IT Systems and Covered Products since January 1, 2016 and describes how the security breach was discovered and resolved.

3.9    Customers, Suppliers and Covered Product.

a.Schedule 3.9(a) sets forth (i) each customer who has paid aggregate consideration to Seller for goods or services rendered, including the license of Covered Products, in an amount greater than or equal to $1,000, for each of the two most recent fiscal years (collectively, the “Material Customers”); (ii) the amount of consideration paid by each Material Customer during such periods, and (iii) the Annual Revenue as of the Closing Date for each Other Customer. Except as set forth on Schedule 3.9(a), Seller has not received any notice since January 1, 2021 that any of its Material Customers have ceased, or intend to cease after the Closing, to use its goods or services, including the license of Covered Products or to otherwise terminate or materially reduce its relationship with Seller.

b.Schedule 3.9(b) sets forth the services provided by Covered Products and the standard rates that are charged to customers for such Covered Products. Schedule 3.9(b) also sets forth any products or services that Seller intends to offer to customers, the rates that Seller expects to charge and the current status of any roll-out of such additional products or services.

c.Schedule 3.9(c) sets forth (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $5,000, for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice that any of its Material Suppliers have ceased, or intend to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with Seller.

d.Each service provided by Seller in connection with Covered Products is and was, when performed, in compliance with all applicable contractual obligations, including all applicable express and implied warranties. Seller has provided to Buyer true, correct and complete copies of its standard license agreements and other standard terms and conditions regarding the provision of its services and Covered Products (including any applicable guarantee, warranty and indemnity provisions) (the “Standard Terms and Conditions”). No service performed by Seller or in connection with Covered Products is subject to any guarantee, warranty or other indemnity beyond those provided in the Standard Terms and Conditions. There are no breach of warranty claims pending, or, to Seller’s Knowledge, threatened, against Seller regarding any Covered Product or service provided to a customer.

3.10    Insurance. Schedule 3.10 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors, and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller and relating to Assumed Contracts and the provision of payroll services in connection with Covered Products, including whether the policy is claims made or occurrence based, the amount of the premium and any deductible and the coverage limits (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Seller has not received any written notice of cancellation of or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Seller. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller is not in default under, and has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Seller and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

3.11    Legal Proceedings; Governmental Orders.

a.There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by Seller affecting the Assumed Contracts, Purchased Assets or Seller’s ability to provide payroll services; or (b) against or by Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

b.There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Seller or any properties or assets of Seller related to the Assumed Contracts, the Purchased Assets or Seller’s ability to provide payroll services. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Governmental Order with respect to the Assumed Contracts, the Purchased Assets or Seller’s provision of the payroll services.

3.12    Compliance with Laws; Permits.

a.Seller has complied, and is now complying, with all Laws applicable to the Assumed Contracts and the provision of payroll services related to Covered Products.

b.All Permits required for Seller to fulfill its obligations under the Assumed Contracts and provide payroll services have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Closing Date have been paid in full. Schedule 3.12(b) lists all such Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.12(b).

c.Seller has obtained all money transmitter licenses or payroll processer licenses required under federal law, including, but not limited to 31 USC § 5330 and 18 USC § 1960, and state licensing laws for all jurisdictions in which Seller does business. Schedule 3.12(c) lists all money transmitter licenses and payroll processer licenses issued to Seller, including their date of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any money transmitter license set forth in Schedule 3.12(c), including to the Seller’s Knowledge, the consummation of the Transaction.

3.13    Taxes. Except as set forth in Schedule 3.13:

a.All Tax Returns required to be filed on or before the Closing Date by Seller have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

b.No claim has been made by any taxing authority in any jurisdiction where Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

c.No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

d.All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

e.Seller is not a party to any, and there are no pending or threatened, Actions by any taxing authority with respect to Covered Products, Assumed Contracts or Purchased Assets.

f.There are no Liens on any of the Purchased Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

3.14    Employee Benefit Matters.

a.Schedule 3.14(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contribute to by Seller for the benefit of any current or former employee, officer, governor, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability (as listed on Schedule 3.14(a), each, a “Benefit Plan”).

b.With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

c.Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan.

d.Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

e.With respect to each Benefit Plan, (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) except as set forth on Schedule 3.14(e)(i); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan. The Benefit Plans identified on Schedule 3.14(e)(i) comply with and has been operated in compliance with all applicable Laws.

f.Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, Seller or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Seller has no commitment or obligation and has not made any representations to any employee, officer, governor, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

g.Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Seller nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

h.There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

i.There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in the terms and conditions of employee participation or coverage under (except as already contemplated by), any Benefit Plan that would (solely on account of such amendment, announcement or change) increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any governor, officer, employee, independent contractor or consultant, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any governor, director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

j.Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

k.Each individual who is classified by Seller as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

l.Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former governor, officer, employee, independent contractor or consultant of Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Seller to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

3.15    Employment Matters.

a.Schedule 3.15(a) contains a list of all persons who are employees, independent contractors or consultants of Seller as of the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Seller for services performed on or prior to the Closing Date have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

b.Seller is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller.

c.Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

3.16    Related Party Transactions. Except as set forth on Schedule 3.16, no executive officer nor governor or manager of Seller nor any Person owning five percent (5%) or more of the equity interest of Seller (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Seller or any of its assets, rights or properties with respect to a Covered Product, Assigned Contract or Current Customer or has any interest in any of the Purchased Assets.

3.17    No Material Adverse Effect. Since January 1, 2018, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect.

3.18    Names. Except as set forth on Schedule 3.18, during the five (5) year period prior to the losing Date, Seller has not used any name or names under which it has invoiced account debtors, maintained records concerning their respective assets or otherwise conducted business other than the exact name set forth in Seller’s Charter Documents.

3.19    Custodial Accounts. Schedule 3.19 sets forth the custodial accounts that Seller maintains, monitors or otherwise handles in connection with the Business and the Purchased Assets (the “Custodial Accounts”). All Custodial Accounts are and have been maintained in material compliance with all applicable Laws. Funds deposited in the Custodial Accounts have been used solely for the purpose of funding payroll and withholding Tax obligations of the Current Customers in accordance with the terms of Contracts with the Current Customers, and Seller has timely remitted all payroll and withholding taxes on behalf of such Current Customers. Nothing has occurred with respect to any Custodial Account that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to any Actions, Liabilities or Losses of any kind.

3.20    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Seller, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Seller have been determined in accordance with historical accounting practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.21    Payroll Processing Laws. Except as set forth on Schedule 3.21, Seller maintains relevant programs to review the Current Customers under applicable Anti-Money Laundering Laws and Sellers not is in violation of any obligations under such Anti-Money Laundering Laws applicable to the Business. To Seller’s Knowledge, no Payroll Account constitutes a Prohibited Business. Since January 1, 2018, Seller has not

experienced any loss, damage, or unauthorized access, disclosure, use, or breach of privacy or security of any Personal Information in its possession, custody, or control that would have required notice to any Person (including any Governmental Authority) or parties to any contract under any Data Privacy Laws. Seller is and has been, at all times, in compliance with any applicable Data Privacy Laws.

3.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller.

3.23    Capitalization; No Subsidiaries. M. Fiannaca owns all of the issued and outstanding stock of Seller and no other person has any interest therein or in any of the Purchased Assets. There are no subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire stock or any other ownership interests of any kind of Seller; there are no securities convertible into, or exchangeable for any stock; and there have been no authorizations therefor given and there are no agreements or commitments obligating Seller to issue, sell or acquire any stock or any similar rights of any kind with respect thereto. There are no outstanding or authorized phantom equity, profit participation or similar rights with respect to Seller. Seller does not own any capital stock, partnership, membership or other equity interest of any kind or description in any Person.

3.24    Investment Representations.

a.Seller has had the opportunity to ask questions and receive answers from, the officers of Asure concerning Asure, its business, management, financial affairs, and the terms and conditions of the investment. Seller has received all information it considers necessary or advisable in order to make an investment decision to accept the Stock Consideration.

b.Seller acknowledges that financial and other information about Asure is set forth in Asure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and all subsequent periodic and current reports filed with the SEC, all of which are publicly available at the SEC’s website, and that Seller has reviewed such information as it believes necessary to evaluate an investment in the Stock Consideration.

c.Seller understands that an investment in Asure is speculative and involves a high degree of risk. Seller is able to bear the economic risk of an investment in Asure, including the possibility of a complete loss of Seller’s investment.

d.Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, and/or has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Asure and protecting each Seller’s own interests in connection with the investment.

e.Seller understands that the Stock Consideration has not been registered under the Securities Act of 1933, as amended. Seller understands that the Stock Consideration constitute “restricted securities” under applicable federal and state securities Laws.

3.25    Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the Effective Time.

4.1    Organization and Authority. Buyer is a limited liability company, validly existing and in good standing under the Laws of the state of Delaware. Buyer is a wholly owned indirect subsidiary of Asure. Buyer has full power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Transaction Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the laws of bankruptcy, insolvency moratorium, reorganization or similar laws from time to time in effect affecting creditors’ rights generally or by judicial discretion in the enforcement of equitable remedies and by public policies generally. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by it (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

4.2    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consent of Buyer’s principal secured lender, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

4.3    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

4.4    Solvency. Buyer: (a) is able to able to pay its debts as they become due; (b) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); (c) has adequate capital to carry on its business; (d) is not in violation of any agreement with its Senior Lender(s); and (e) has adequate cash on hand or access to adequate funds in order to finance and otherwise carry out the Transaction.

4.5    Stock Consideration. Upon issuance, the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or liens, other than restrictions on transfer imposed by state and federal securities laws.

ARTICLE V
COVENANTS

5.1    Access to Information. From and after the Closing Date, the Seller Parties shall (1) hold, and shall use their reasonable best efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller Parties can show that such information (a) is generally available to and known by the public through no fault of the Seller Parties or the Seller Parties’ Representatives, or (b) is lawfully acquired by the Seller Parties or their Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, and (2) until public disclosure of this Agreement by Buyer, not purchase or sell, or advise or permit its Affiliates, Representatives or other parties with knowledge of the existence of this Agreement or the transactions contemplated by this Agreement to purchase or sell, any equity securities of Buyer or any interest in Buyer. If the Seller Parties or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller Parties are advised by their counsel in writing is legally required to be disclosed; provided that the Seller Parties shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2    Restrictive Covenants. In consideration of the benefits, economic or otherwise, that the Seller Parties will derive as a result of this Agreement and in order to promote and protect the legitimate business interests of Buyer and its Affiliates, the Seller Parties hereby agree to the following restrictive covenants to induce Buyer to enter into this Agreement which such covenants are a material inducement and integral to Buyer entering into this Agreement and upon which Buyer and its Affiliates are relying upon.

a.Disclosure. Schedule 5.2(a) contains a true and correct list of the Current Customers and the Potential Customers on the Closing Date (the “Existing Customers”).

b.Noncompetition. During the Restricted Period, each Seller Party agrees that he, she or it shall not, directly or indirectly through another Person (including an Affiliate): (i) enter into, engage, in, consult, manage or otherwise participate in the operation of any business which provides products or services that compete with the Business or the Covered Business in the United States of America; or (ii) promote or assist, financially or otherwise, any Person engaged in any business which provides products or services that compete with the Services or the Covered Business in the United States of America. Nothing in this Section 5.2 will prohibit any Seller Party from acquiring or holding shares of common stock in Asure or at any one time a passive investment of less than two percent of the outstanding equity interests of any publicly traded company that may compete with Seller or the Covered Business.

c.Non-Solicitation of Employees. During the Restricted Period, each Seller Party agrees that he, she or it shall not, directly or indirectly through another Person (including an Affiliate): (i) hire or solicit away from Buyer or its Affiliates any former employees or independent contractors of Seller hired or engaged by Buyer or its Affiliates; (ii) encourage any of Seller’s employees or independent contractors hired or engaged by Buyer or its Affiliates to leave their employment or terminate their independent contractor relationship with Buyer or its Affiliates; or (iii) hire or engage any former employee or independent contractor of Seller hired by Buyer or its Affiliates who, voluntarily or involuntarily, has (A) left Buyer’s or its Affiliates’ employ or (B) terminated his or her contractor relationship with Buyer or its Affiliates, unless in either case more than six (6) months have passed from the date of termination of such Person’s employment or contract with Buyer or its Affiliates. Notwithstanding the foregoing, each Seller Party may hire any of their four (4) children (Lenny, Brooke, Elise or Frank), David Yarnall (controller of Seller), without violating this Section

5.2(c); provided that such Seller Party is otherwise in and remains in compliance with the remaining provisions of Section 5.2.

d.Non-Solicitation of Business Relations. During the Restricted Period, each Seller Party agrees that he, she or it shall not, directly or indirectly through another Person (including an Affiliate) (i) solicit or entice, or attempt to solicit or entice, any Business Relation for purposes of acquiring or diverting their business or services from Buyer or its Affiliates or securing business or contracts related to the Business or (ii) contract with any Business Relation to provide products or services that compete, in whole or in part, with the Covered Products or the Covered Business; or (iii) hold themselves out, or market themselves, as a predecessor to Buyer or its Affiliates, except to the extent that such information is in the public domain as a result of disclosure by or through Seller or Buyer, or such information is represented as a material aspect of a resume, biographical information or public experience profile.

e.Non-Interference with Referral Partners and Vendors. During the Restricted Period, each Seller Party agrees that he, she or it shall not, directly or indirectly through another Person (including an Affiliate), take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging any Person that is a Business Relation from maintaining the same business relationships with Buyer, its Affiliates, the Business or the Covered Business after the Closing Date as were maintained with the Buyer, its Affiliates and the Business or the Covered Business prior to the Closing Date.

f.Nondisparagement. Each of the Seller Parties agrees that he, she or it shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Buyer or its Affiliates, or any of their respective personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of Buyer, its Affiliates, the Business or the Covered Business or the reputation of Buyer, its Affiliates, the Business or the Covered Business, in each case, except to the extent required by applicable Law, and then only after consultation with Buyer to the extent possible.

g.Remedies. Each Seller Party acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 5.2 and that, in such event, Buyer and its Affiliates, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 5.2 (including the extension of the Restricted Period by a period equal to the length of the court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm. In the event of an alleged breach or violation by any Seller Party of any of the provisions of this Agreement, the Restricted Period will be tolled for such Seller Party until such alleged breach or violation is resolved.

h.Acknowledgement. Each Seller Party acknowledges and agrees that (i) during the Restricted Period, Buyer and Buyer’s Affiliates would be irreparably damaged if such Seller Party were to solicit any Business Relation for the purpose of competing with Covered Products or the Covered Business and that any such competition by any Seller Party would result in a significant loss of goodwill by Buyer in respect of the Assumed Contracts for which money damages would be an insufficient remedy, (ii) the value of the trade secrets and other Confidential Information related to the Current Customers and the Assumed Contracts arises from the fact that such information is not generally known in the marketplace, (iii) Seller’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) such Seller Party has and will have such sufficient knowledge of Seller’s trade secrets and other Confidential Information that, if such Person were to compete with Seller during the Restricted Period, such Person would cause irreparable harm to Buyer, (v) the covenants and agreements set forth in this Section 5.2 are in additional consideration of the agreements and covenants of Buyer and the Seller Parties under this Agreement and were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller Party breaches the provisions set forth in this Section 5.2, and (vi) the restrictions contained in this Section 5.2, are reasonable in all respects (including, with respect to subject matter and time period) and are necessary to protect Buyer’s interest in, and the value of, the Current Customer and the Assumed Contracts (including, the goodwill inherent therein).

i.Enforcement. If, at the time of enforcement of any of the provisions of this Section 5.2, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period or scope reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period or scope permitted by law.

5.3    Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

5.4    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

5.5    Transition Services. From and after the Closing Date for a period of no less than ninety (90) days and no more than three hundred sixty-five (365) days, Seller will assist Buyer with the transition of the Current Customers, including Seller’s obligations under the Assumed Contracts, to Buyer under and pursuant to the terms of the Transition Services Agreement.

5.6    Employee Related Matters.

a.Transferred Employees. Effective as of the Closing Date, Buyer shall make an offer of employment only to those employees of the Business as Buyer shall determine in its sole discretion (the “Transferred Employees”), which Transferred Employees shall be identified on Schedule 5.6(a). Nothing in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment (or any particular term or condition of employment) with Buyer or any of its Affiliates, nor shall anything herein limit or interfere with Buyer’s (or any of its Affiliates’) right to terminate the employment of any Person (including any Transferred Employee) at any time and for any or no reason (subject to applicable Law), with or without cause or notice, or restrict Buyer or any of their Affiliates in the exercise of independent business judgment in modifying any terms or conditions of employment of the Transferred Employees on and after the Closing Date. For purposes of this Agreement, any employee shall be deemed to have accepted employment with the Buyer if such employee (a) appears at work on the second Business Day following the Closing Date and (b) has not given notice to the contrary to Buyer or Seller as of such date.

b.Seller’s Employees. On the Closing Date, and to the extent consistent with applicable Laws, Seller shall terminate the employment of all Transferred Employees. In connection with the termination of the Transferred Employees, Seller shall be solely responsible for any notice of termination, termination pay, severance pay, vacation pay, paid time off and all other obligations and commitments of Seller relating to the employment, termination of employment and compensation of current and former employees of Seller prior to and on the Closing Date, including any bonuses to be paid, and shall further ensure that any employee who is paid severance signs a release of claims in a form reasonably acceptable to Buyer as a condition to the payment of severance. Seller shall also be responsible for the payment of any paid time off, sick leave or vacation time accruals for Transferred Employees to the extent not assumed by Buyer and not included in Working Capital.

ARTICLE VI
BOOKS AND RECORDS

From and after the Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s Representatives to have reasonable access to the books and records of such Party related to the Assumed Contracts, and to the personnel responsible for preparing and maintaining such books and records, if available, in each case to the extent necessary to (1) defend or pursue any Action, (2) defend or pursue indemnification matters hereunder, (3) prepare or audit financial statements, (4) prepare or file Tax Returns or (5) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; (b) permit such requesting Party and such requesting Party’s Representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense; and (c) maintain and preserve such Party’s books and records at such Party’s expense. If requested by the other Party, the requesting Party will provide reasonable substantiation of such requesting Party’s purpose for such access to show that such access is for any of the foregoing purposes.

ARTICLE VII
INDEMNIFICATION

7.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties and indemnification obligations contained in this Agreement shall survive the Closing Date and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (a) the Fundamental Representations and any indemnification obligations for their breach shall survive until the date which is five (5) years from the Closing Date; (b) any claims or Losses related to Taxes (including a breach of the representations and warranties under Section 3.13) and the indemnification obligations related to such claims or Losses shall survive for the statute of limitations for such claim or Loss, plus 60 days; (c) any indemnification obligations with respect to claims under Sections 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f), 7.2(g), 7.2(h) and 7.2(i) of this Agreement shall survive until the date which is five (5) years from the Closing Date; and (d) any claims or Losses arising from or related in any way to Fraud and the indemnification obligations related to such claims or Losses shall survive the Closing Date indefinitely. All covenants and agreements of the Parties contained in this Agreement to be performed at or prior to the Closing shall survive the Closing for thirty (30) days after the Closing Date, and all other covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms as set forth in this Agreement. The obligations to indemnify, defend and hold harmless a Buyer Indemnitee will terminate on the day after the end of the applicable survival period; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing and in compliance with the terms of Section 7.4 of this Agreement by notice from Buyer Indemnitee to the Seller Parties prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims (and only such claims) shall survive until finally resolved.

7.2    Indemnification by Seller. Subject to the other terms and conditions of this Article VII, the Seller Parties shall, jointly and severally, indemnify and defend Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

a.any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement or in any Transaction Document;

b.any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Parties pursuant to this Agreement;

c.the ownership, operation or conduct of the Business prior to the Effective Time;

d.the Services provided by Seller to the Current Customers prior to the Closing Date;

e.the Assumed Contracts and the obligations of Seller thereunder prior to the Closing Date;

f.any and all obligations of every kind and description, contingent or otherwise arising from or related to the Business, the Excluded Assets, any Excluded Liabilities or Taxes, including a breach of the representations and warranties made in Section 3.13;

g.the collection, deposit or remittance of payroll funds on behalf of the Current Customers and the maintenance and operation of Custodial Accounts, including a breach of the representations and warranties made in Section 3.19;

h.the failure to comply with any Data Privacy Laws or Anti-Money Laundering Laws in the performance of the Services, including a breach of the representations and warranties made in Section 3.21; or

i.the Transition Services, (X) but only as to Losses resulting or arising from (i) Seller’s intentional acts or omissions or gross negligence in the performance of the Transition Services; and (ii) negligence, mistake or other error on the part of Seller occurring in the ordinary course of the performance of the Transition Services that, in the aggregate, exceed $25,000; and (Y) specifically excluding any Losses resulting or arising from a Third Party Act.

7.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Seller Parties and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

a.any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Transaction Document;

b.any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

c.the ownership, operation or conduct of the Business on or after the Effective Time (including the Transition Services but only to the extent Seller is otherwise not indemnifying Buyer under Section 7.2(i) of this Agreement); or

d.the Assumed Contracts and the obligations of Buyer thereunder on or after the Closing Date.

7.4    Certain Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:

a.The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2 shall not exceed $4,350,000.00 (the “Cap”). The Cap shall not apply to the Excluded Losses.

b.No Buyer Indemnitee will be entitled to any indemnification pursuant to Section 7.2 unless the aggregate of all Losses would exceed on a cumulative basis an amount equal to $25,000.00 (the “Basket”), in which event the Seller Parties will be required to pay or be liable for all such Losses from the first dollar.. No Seller Indemnitee will be entitled to any indemnification pursuant to Section 7.3 unless the aggregate of all Losses would exceed on a cumulative basis an amount equal to the Basket in which event Buyer shall be liable for all such Losses from the first dollar. The Basket shall not apply to the Excluded Losses.

c.The Seller Parties shall have no right of contribution from any of Buyer Indemnitees with respect to any Loss for which Seller Parties are required to indemnify such Buyer Indemnitee pursuant to this Article VII.

d.For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Seller Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5    Indemnification Procedures.

a.Third Party Claims. If any Buyer Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Buyer Indemnitee with respect to which a Seller Party is obligated to provide indemnification under this Agreement, Buyer Indemnitee shall give the Seller Parties reasonably prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Seller Parties of their indemnification obligations, except and only to the extent that the Seller Parties forfeit rights or defenses by reason of such failure. Such notice by Buyer Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence of the Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by Buyer Indemnitee. The Seller Parties shall have the right to participate in, or by giving written notice to Buyer Indemnitee, to assume the defense of any Third Party Claim at the Seller Parties’ expense and by the Seller Parties’ own counsel, and Buyer Indemnitee shall cooperate in good faith in such defense; provided, that the Seller Parties shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller, or (y) seeks an injunction or other equitable relief against Buyer Indemnitees. In the event that the Seller

Parties assume the defense of any Third Party Claim, subject to Section 7.4(b), the Seller Parties shall have the right to take such action as they deem necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of Buyer Indemnitee. Buyer Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Parties’ right to control the defense of the Third Party Claim. The fees and disbursements of such counsel shall be at the expense of the Seller Parties. If the Seller Parties elect not to compromise or defend such Third Party Claim, fail to promptly notify Buyer Indemnitee in writing of their election to defend as provided in this Agreement, or fail to diligently prosecute the defense of such Third Party Claim, Buyer Indemnitee may, subject to Section 7.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the nondefending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

b.Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, no Seller Party shall enter into settlement of any Third Party Claim without the prior written consent of Buyer Indemnitee, except as provided in this Section 7.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of Buyer Indemnitee and provides, in customary form, for the unconditional release of each Buyer Indemnitee from all obligations in connection with such Third Party Claim and the Seller Party desires to accept and agree to such offer, such Seller Party shall give written notice to that effect to Buyer Indemnitee. If Buyer Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, Buyer Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of Seller as to such Third Party Claim shall not exceed the amount of such settlement offer. If Buyer Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Seller Parties may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

c.Direct Claims. Any Action by a Buyer Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by Buyer Indemnitee giving the Seller Parties reasonably prompt written notice of the Direct Claim, but in any event not later than thirty (30) days after Buyer Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Seller Parties of their indemnification obligations, except and only to the extent that the Seller Parties forfeit rights or defenses by reason of such failure. Such notice by Buyer Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by Buyer Indemnitee. The Seller Parties shall have thirty (30) days after their receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, Buyer Indemnitee shall allow the Seller Parties and their professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and Buyer Indemnitee shall assist the Seller Parties’ investigation by giving such information and assistance (including access to Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Seller Parties or any of their professional advisors may reasonably request. If the Seller Parties do not so respond within such thirty (30) day period, the Seller Parties shall be deemed to have rejected such claim, in which case Buyer Indemnitee shall be free to pursue such remedies as may be available to Buyer Indemnitee on the terms and subject to the provisions of this Agreement.

7.6    Payments.

a.From and after the Closing (but subject to the terms and conditions of this Article VII), any Losses of the Buyer Indemnitees for which the Seller Parties are liable under this Agreement will be paid first by reducing the outstanding principal amount and any accrued interest on the Promissory Note by the amount of such Losses, as finally agreed to by the Seller Parties or finally adjudicated as payable pursuant to this Article VII.

b.To the extent there is a Loss to which Seller is obligated to indemnify Buyer Indemnitees and the Promissory Note, including all accrued interest, has either been paid or been reduced to zero in accordance with Section 7.5(a), the Seller Parties shall satisfy their obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds in the amount of such Losses. The Parties agree that, should the Seller Parties not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

c.Notwithstanding the above, if a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 7.4 in respect of Losses and such claim has not been finally resolved or agreed to on or before any required payment date under the Promissory Note, the failure of Buyer to make a required payment of principal in the amount and to the extent of the amount of Losses alleged in good faith in such claim for indemnification when due will not constitute an event of default under the Promissory Note.

7.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8    Effect of Investigation. The representations, warranties and covenants of the Seller Parties, and Buyer Indemnitees’ right to indemnification under this Article VII, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer Indemnitees (including by any of their Representatives) or by reason of the fact that Buyer Indemnitees or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.9    Exclusive Remedies. Subject to Section 8.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party to this Agreement in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief.

ARTICLE VIII

MISCELLANEOUS

8.1    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due.

8.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Seller Parties:	USA Processing, Inc.
458 3rd Avenue
Cherry Hill, NJ 08002
Attn: Mary VanWyk-Fiannaca
Email: mvanwyk@usapayrollnj.com

with a copy to:	Sherman Silverstein
308 Harper Drive, Suite 200
Moorestown, New Jersey 08057
Attn: David C. Silverman, Esq.
Email: dsilverman@shermansilverstein.com

If to Buyer:	Evolution Payroll Processing LLC
3700 N Capital of Texas Hwy #350
Austin, Texas 78746
Attention: Patrick Goepel, Chief Executive Officer
E-mail: PGoepel@asuresoftware.com

with a copy to:	Cozen O’Connor
33 South Sixth Street, Suite 3800
Minneapolis, Minnesota 55402
Attention: Katheryn A. Gettman, Esq.
Email: kgettman@cozen.com

8.3    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “of this Agreement,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules and Exhibits mean the Articles and Sections of, and the Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

8.4    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.6    Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement (including the Exhibits and the Disclosure Schedules) and the Transaction Documents and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, provided, that no Party will be deemed to be unreasonably withholding their consent to any assignment that assigns any Party’s payment obligations under this Agreement or any other Transaction Document. Notwithstanding the foregoing, Buyer may collaterally assign its rights under this Agreement to the Senior Lenders (as defined in the Promissory Note), without Seller’s consent. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

8.8    No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of all Parties. Any failure of Buyer, on the one hand, or Seller or any Benefited Party, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Seller or any Benefited Party), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

b.ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR TO THE EXTENT SUCH COURT DECLINES JURISDICTION, FIRST TO ANY FEDERAL COURT, OR SECOND, IN THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

c.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

8.11    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.13    Effect of Disclosure. Disclosure of any item in any part of the Disclosure Schedules shall be deemed to be disclosed on any other section of the Disclosure Schedules where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face, provided that an express cross reference is provided to such other section of the Disclosure Schedules and sufficient detail is provided to clarify such cross reference.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Closing Date individually or by their respective officers thereunto duly authorized.

EVOLUTION PAYROLL PROCESSING LLC

/s/ Patrick Goepel
By: Patrick Goepel
Its: Chief Executive Officer

USA PROCESSING, INC.

/s/ Mary VanWyk-Fiannaca
By: Mary VanWyk-Fiannaca
Its: President

/s/ Mary VanWyk-Fiannaca
MARY VANWYK-FIANNACA

/s/ Frank Fiannaca
FRANK FIANNACA

[Signature page to Asset Purchase Agreement]